News Release

Dave Lawrence Named Milacron CEO

CINCINNATI, OHIO, November 18, 2008...Milacron Inc. (MZIA.PK), a leading global supplier of plastics-processing technologies and industrial fluids, announced that its board of directors has elected David E. Lawrence president and chief executive officer of the company and a member of the board of directors, effective December 1, 2008. A 35-year veteran of the plastics industry, Lawrence has been president of global mold technologies for Milacron for the past five years.

Lawrence, 58, replaces Ronald D. Brown, Milacron’s chief executive officer since 2001 and a board member since 1999. Brown announced in April his intention to retire by the end of the year.

“The board and I have great confidence in Dave Lawrence,” said Larry D. Yost, long-time Milacron director and newly appointed chairman of the board. “Dave has an extensive background and expertise in the plastics industry and he has consistently demonstrated strong leadership over the past several years.

“We would also like to acknowledge Ron Brown for the dedication and leadership he has shown in his 28 years of outstanding service to Milacron,” Yost added.

Lawrence joined D-M-E, a leading supplier of mold bases, hot runner systems and related components for plastics injection molding, in 1988 as a plant manager and went on to hold several positions of increasing responsibility. Milacron acquired D-M-E in 1996. He became an officer of Milacron in 2004, shortly after being appointed president of global mold technologies.

Lawrence holds a bachelor’s of business administration from Northwood University, Midland, Michigan. He is a member of the Society of Plastics Engineers and serves in many capacities for the Society of the Plastics Industry, including chairman of the global business committee and member of the Midwest board of directors.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call Milacron’s toll-free investor line: (800) 909-6452.

Contact: Al Beaupré (513) 536-3572 albert.beaupre@milacron.com

Photos of Dave Lawrence, Ron Brown and Larry Yost at: ftp://ftp.milacron.com/Photo/Officers and ftp://ftp.milacron.com/Photo/Directors

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